Exhibit 99.1

The St. Joe Company Reports Second Quarter 2013 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 7, 2013--The St. Joe Company (NYSE:JOE) today announced Net Income for the second quarter of 2013 of $2.7 million, or $0.03 per share, compared to Net Income of $0.2 million, or $0.00 per share for the second quarter of 2012. For the six months ended June 30, 2013, the Company reported Net Income of $0.2 million or $0.00 per share compared to a Net Loss of $(0.7) million or $(0.01) per share for the same period last year.

Observations regarding the major business segments in the second quarter of 2013 compared to the second quarter of 2012 include:

  Residential revenue increased $1.2 million, or 28%, primarily due to an increase in the number of residential lots sold.
  Resorts, leisure and leasing revenue increased $1.4 million, or 9%, due to higher average room rates, a greater number of homes in the Company’s vacation rental business, and the full year effect of commercial leases that commenced during 2012.
  Forestry revenue was flat, reflecting higher prices offset by a decrease in the tons of timber delivered. The volume of timber delivered is lower due to temporary plant shutdowns or slowdowns at some of our customers’ facilities.
  Commercial development revenue decreased by $0.5 million, to $0.1 million for the second quarter, as the Company continues to experience a slow and intermittent pace of commercial activity.
  Rural land sale revenue was essentially flat and immaterial primarily because the Company has not pursued rural land sales as a source of revenue in the most recent quarters.
  Operating and corporate expenses declined $1.4 million primarily due to reductions in pension expense and lower real estate carrying costs.

Park Brady, St. Joe’s Chief Executive Officer, said, “We’re pleased with our second quarter results and expect additional improvement through the remainder of the year in our core businesses. We also continue to evaluate all of our residential, commercial and forestry assets to determine the best path for maximizing the value of those assets. In addition, during the past 18 months we have spent considerable time and money exploring the active adult residential market and I am excited to announce that we plan to start the planning and entitlement process for that project in the third quarter of 2013.”

FINANCIAL DATA ($ in millions except per share amounts)

Consolidated Results

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Real estate sales	$7.0	$5.1	$15.0	$19.1
Resorts, leisure and leasing revenues	17.0	15.6	26.1	22.5
Timber sales	9.8	9.7	19.5	19.2
Total revenues	33.8	30.4	60.6	60.8
Expenses
Cost of real estate sales	3.7	2.9	8.7	10.6
Cost of resorts, leisure and leasing revenues	12.7	12.0	20.9	19.5
Cost of timber sales	5.8	6.2	11.8	12.5
Other operating expenses	3.2	4.2	6.1	8.0
Corporate expenses	4.5	4.9	9.0	9.4
Depreciation, depletion and amortization	2.3	2.5	4.7	4.8
Total expenses	32.2	32.7	61.2	64.8
Operating income (loss)	1.6	(2.3)	(0.6)	(4.0)
Other income	1.1	2.5	0.8	3.9
Income (loss) from operations before equity in loss from unconsolidated affiliates and income taxes	2.7	0.2	0.2	(0.1)
Equity in unconsolidated affiliates	--	--	--	--
Income tax expense	--	--	--	$(0.6)
Net income (loss)	$2.7	$0.2	$0.2	$(0.7)
Net income (loss) per share	$0.3	$ --	$ --	$(0.01)
Weighted average shares outstanding	92,284,532	92,293,017	92,284,624	92,279,035

Revenues by Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Real estate sales
Residential	$5.5	$4.3	$13.3	$8.0
Commercial	0.1	0.6	0.3	6.6
Rural land	--	0.2	--	4.5
Resorts, leisure and leasing revenues	1.1	--	1.1	--
Other	0.3	--	0.3	--
Total real estate sales	7.0	5.1	15.0	19.1
Resorts, leisure and leasing revenues	17.0	15.6	26.1	22.5
Timber sales	9.8	9.7	19.5	19.2
Total revenues	$33.8	$30.4	$60.6	$60.8

Summary Balance Sheet

	June 30, 2013	Dec. 31, 2012
Assets
Investment in real estate, net	$379.8	$370.6
Cash and cash equivalents	54.1	166.0
Investments	114.5	--
Notes receivable, net	4.8	4.0
Pledged treasury securities	26.5	26.8
Prepaid pension asset	35.5	33.4
Property and equipment, net	11.9	12.1
Deferred tax asset	12.0	12.0
Other assets	23.4	20.6
Total assets	$662.5	$645.5

Liabilities and Equity
Debt	$38.2	$36.1
Accounts payable, accrued liabilities, and deferred credits	68.1	57.1
Total liabilities	$106.3	$93.2
Total equity	556.2	552.3
Total liabilities and equity	$662.5	$645.5

Debt Schedule
	June 30, 2013	December 31, 2012
In substance defeased debt	$26.5	$26.8
Community Development District debt	11.7	9.3
Total debt	$38.2	$36.1

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Employee costs	$2.5	$2.5	$5.8	$6.0
Non-cash stock compensation costs	0.2	0.5	0.2	1.1
Pension	0.3	1.0	0.4	0.8
Property taxes and insurance	2.0	2.2	3.8	4.3
Professional fees	1.5	1.3	2.7	2.5
Marketing and homeowner association costs	0.5	0.8	1.0	1.1
Occupancy, repairs and maintenance	0.2	0.3	0.3	0.5
Other	0.5	0.5	0.9	1.1
Total other operating and corporate expense	$7.7	$9.1	$15.1	$17.4

Additional Information

Additional information with respect to the Company’s results for the second quarter of 2013 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the business prospects for the Southeastern region of the United States, including demand for ready-to-build residential lots and timber products, (ii) the value that is embedded in the Company’s assets and (iii) the Company’s intent to explore higher and better uses of its land bank. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business, including those included in the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2013. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (2) changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities, (3) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business, and (4) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy.

About The St. Joe Company

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 567,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2013, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe Investor/Media Contact:
Tom Hoyer, 850-231-6518
Chief Financial Officer
thoyer@joe.com